Exhibit 10.26

Master Services Agreement

This Master Services Agreement (this “Agreement”) dated July 14, 2014 (the “Effective Date”), between Xencor, Inc., having a place of business at 111 West Lemon Ave., Monrovia, CA 91016 (“Client”) and KBI Biopharma, Inc., having a place of business at 1101 Hamlin Road, Durham, North Carolina 27704 (“KBI Biopharma”) (Client and KBI Biopharma, each a “Party”, and collectively, the “Parties”).

Whereas, Client is engaged in the discovery and development of new biological therapeutics;

Whereas, KBI Biopharma is in the business of providing biological development and clinical manufacturing services; and

Whereas, Client desires KBI Biopharma to perform certain services in accordance with the terms of this Agreement and KBI Biopharma desires to perform such services.

Now, therefore, in consideration of the above statements, which form part of this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Services to be Performed

1.1

Scope.  KBI Biopharma shall use reasonable commercial efforts to perform the services (the “Services”) detailed in Proposal Number 13.XEN.02 v.01 dated June 23, 2014, which has been executed by the Parties and attached hereto as Attachment One and incorporated herein by reference (the “Proposal”).  Any deliverables to be provided to Client as a result of the performance by KBI Biopharma of the Services shall be set forth in the Proposal (the “Deliverables”).  In the event that Client requests KBI Biopharma to perform services beyond the scope of services specifically stated in the Proposal, KBI Biopharma shall have no obligation to perform such supplemental services unless and until a Change Order is executed in accordance with Article 8 below, or unless the Parties agree in writing on a proposal for additional services to be performed under this Agreement.

1.2

Additional Services. The Parties may agree upon additional Services to be performed under the terms of this Agreement, as may be described in purchase orders or proposals to be mutually agreed upon by the Parties in writing.

1.3

Compliance with Laws.  As applicable to the Services, KBI Biopharma shall perform the Services in all material aspects in compliance with current cGMP and other applicable rules, regulations and guidelines of the U.S. Food and Drug Administration (“FDA”), as then in effect, governing the manufacture, testing and quality control of investigational drugs.  For purposes of the foregoing, "cGMP" means the current Good Manufacturing Practices as promulgated under each of the following as in effect on the date of this Agreement and as amended or revised after the date of this Agreement and in effect at the time of the performance of the Services:  (a) the U.S. Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.) and related U.S. regulations, including 21 Code of Federal Regulations (Chapters 210 and 211) and (b) the ICH guide Q7 "ICH Good Manufacturing Practice

Guide for Active Pharmaceutical Ingredients" as applied to investigational drugs (Section 19). Client shall have responsibility for determining regulatory strategy and for all regulatory decisions except for those matters that KBI Biopharma, in its reasonable discretion deems contrary to regulatory requirements or commitments made by KBI Biopharma to regulatory authorities, of which matters KBI Biopharma shall promptly notify Client in writing.  Should the U.S. government regulatory requirements change, KBI Biopharma will use reasonable efforts to satisfy the new requirements.  Notwithstanding the foregoing, in the event that compliance with such new U.S. regulatory requirements necessitates a change in the scope or nature of the Services to be completed, KBI Biopharma will submit to Client a Change Order in accordance with Article 8.

2.	Client Obligations

2.1

General.  Unless otherwise agreed to by the Parties in writing, in each case in accordance with the Proposal, Client is solely responsible for, and performance hereunder by KBI Biopharma is contingent upon: (a) provision of complete and accurate scientific data regarding the product which is the subject of the Proposal (the “Product”) and as otherwise to be supplied by Client pursuant to the Proposal; (b) provision of all information necessary to effect the reliable transfer of methods to KBI Biopharma; (c) provision of specific reagents, reference standards or other materials necessary for execution of Services, as may be provided in the Proposal; (d) if applicable, review and approval of in-process and finished product test results to ensure conformity of such results with required Product specifications, regardless of which Party is responsible for finished Product release; (e) preparation of all submissions to regulatory authorities; and (f) performance of all other obligations of Client set forth in the Proposal.  Client shall use reasonable efforts to perform its obligations as set forth in this Agreement, support and cooperate with the execution of the Services and shall not engage in any act or omission, which may reasonably be expected to prevent or delay the successful execution of the Services. Such support and cooperation shall include, but not be limited to, informing KBI Biopharma of global regulatory strategy for development and approval of the Product to the extent relevant to the Proposal, prompt review and approval of documents requiring Client’s signature, timely delivery of methods and materials and prompt response to other similar issues.

2.2

Provision of Regulatory Submissions. Prior to making any submission for regulatory approval of the Product, upon the request of KBI Biopharma, Client shall provide copies of all relevant regulatory submissions relating to KBI Biopharma’s manufacturing procedures (if applicable to the Services) to KBI Biopharma for review and opportunity to comment.

2.3

Information Regarding Hazardous Materials.  Client shall provide to KBI Biopharma, on an on-going basis throughout the Term (as defined below), any applicable safe handling instructions for any substance or material provided by or on behalf of Client to KBI Biopharma in sufficient time for review and training by KBI Biopharma prior to delivery of any such substance or material to KBI Biopharma.  Where appropriate or required by law, Client shall provide a Material Safety Data Sheet and instructions for proper storage for all Client-provided materials, finished product and reference standards. Client shall notify KBI Biopharma in writing of the possibility of cross contamination of any products being manufactured or stored by KBI Biopharma, and shall undertake reasonable precautions to minimize the risk that any materials provided by or on behalf of Client cross-contaminate any other manufacturing or other activities conducted by KBI Biopharma.

2.4

Other Company Materials.  As soon as practicable following the execution of this Agreement, Client shall provide to KBI Biopharma all materials, know-how, information and technical assistance under Client’s control which is associated with the Product or otherwise required for the performance of the Services in accordance with the Proposal.  Client agrees that such materials, know-how, information and technical assistance shall be complete and accurate. Client hereby grants to KBI Biopharma during the Term of this Agreement the right to use any and all patent rights, trade secrets, intellectual property and other materials under Client’s control to the extent useful and solely for KBI Biopharma to perform the Services.

3.	Performance

3.1

Schedule.  Due to the unpredictable nature of biological processes, the timelines and schedules for the performance of the Services (including without limitation the dates for production and delivery of Product) and the yield or quantity of Product as set out in the Proposal are estimates only.  KBI Biopharma shall keep Client regularly informed in writing of any such changes that are necessary to the Proposal, and agrees that such changes will be made to the minimum extent reasonably necessary.  Client shall not be entitled to cancel any unfulfilled part of the Services or refuse acceptance of Product related to the Proposal on grounds of late performance of the Services or late delivery of the Product subject to the provisions of this Section 3.1 unless such delay is caused by KBI’s negligence or otherwise arises as a result of actions or decisions within the reasonable control of KBI Biopharma.  In the event of a delay not caused by negligence or not as a result of decisions within the reasonable control of KBI Biopharma,  KBI Biopharma shall not be liable for any loss, damage, costs or expenses of any nature, whether direct, indirect, incidental or consequential, arising out of any delay in performance or delivery howsoever caused; or arising out of any failure to produce the estimated quantities of Product for delivery on the estimated schedule.

3.2

Technical Difficulties.  If it becomes apparent to either KBI Biopharma or Client at any stage in the provision of any Services that, as a result of scientific or technical reasons out of the reasonable control of either Party, it will not be possible to complete the Services in the manner described in this Agreement or the Proposal or any Change Order thereto, the Parties will (a) identify the problem, (b) submit the problem in writing to senior management of each Party, and (c) negotiate in good faith for a sixty (60) day period from the date senior management of the Parties first convene regarding how to resolve such problem in a commercially reasonable manner. If the Parties do not agree on a commercially reasonable resolution to the problems within such sixty (60) day period, KBI Biopharma and Client shall each have the right to terminate this Agreement by written notice to the other Party, subject to Section 25.2.

3.3

Quality Agreement.  Contemporaneously with the execution of this Agreement, or as soon as practicable after the execution hereof, in the event that the Proposal specifically enumerates Services that include the performance of activities that are subject to cGMP, the Parties shall develop and agree upon a quality agreement describing the regulatory and compliance roles and responsibilities of each Party, including without limitation, procedures for handling Product recalls and non-conforming Product, the format and content of which shall be agreed upon by the Parties (the “Quality Agreement”).  Upon execution by both Parties, the Quality Agreement shall be incorporated herein and attached hereto as Attachment Two.

3.4

Non-Conforming Services.  Within thirty (30) days of from receipt of executed batch records (including in-process and final analytical results) of the Product or as otherwise specified in the Proposal or a Quality Agreement, Client shall inform KBI Biopharma of any material non-conformity with required specifications set forth in the Proposal, as may be further provided in the Quality Agreement.  In the event that such non-conformity is attributable to a breach of KBI Biopharma’s obligations under this Agreement, then, as Client’s sole and exclusive remedy, KBI Biopharma shall, subject to Client providing the replacement active pharmaceutical ingredient or other source materials, as applicable, re-perform such non-conforming Services as soon as possible with no additional fees to Client.

4.	Work Output

4.1

All reports specified in the Proposal and other applicable cGMP documentation (“Work Output”) will be prepared using KBI Biopharma’s standard format(s) unless otherwise specified in the Proposal, the Quality Agreement or this Agreement.  Client will be supplied with copies of Work Output generated as a result of the Services as set forth in the Proposal or Quality Agreement.  Furthermore, for all work segments, Client shall have access to all raw data for on-site review during a facility visit (pursuant to Section 5 of this Agreement) and have access to and be provided with electronic copies of all raw data upon reasonable request (e.g. HPLC or calorimetric traces or assay work sheets), including through an electronic portal.  All Work Output and any required Product samples will be archived by KBI Biopharma for a period of five (5) years following completion of the Services unless otherwise provided in the Proposal or required by applicable U.S. laws or regulations, at which time KBI Biopharma will notify Client of its options.  At such time after completion of the Services, Work Output and Product samples will be sent to Client and a reasonable return fee will be charged.  If Client chooses to have KBI Biopharma dispose of Work Output and Product samples, a reasonable disposal fee will be charged.  Work Output shall include KBI Biopharma’s assistance in the transfer of all necessary, intellectual property, methods, processes, documentation and other information necessary to allow Client to utilize the work product arising from the Services, including the licenses granted hereunder.

5.	Facility Visits and Audits

5.1

Scope of Visit. Client shall have the right upon no less than thirty (30) days’ prior written notice to KBI Biopharma and during regular business hours, to visit KBI Biopharma (i.e., person in the plant) to observe the progress of the Services and to inspect related records and data for the purpose of making quality control inspections so as to assure compliance with this Agreement unless a material issue arises with respect to the Services or the Product, in which event  two (2) business days notice is required.  The form, participants, duration and procedures of all visits shall be subject to KBI Biopharma’s reasonable approval.

5.2

Client Obligations.  It shall be the duty of Client to provide for the safety of, and prevention of accident or injury to, Client, its employees, agents, representatives, and guests of any of them while in, on or about KBI Biopharma’s premises unless as a result of KBI’s negligence or willful act. KBI Biopharma also wants to ensure that all visits are conducted in a manner reasonably required to protect the confidentiality of KBI Biopharma Confidential Information and the confidential information of other clients.  As such, Client agrees that it and its subcontractors, employees, agents, representatives, and guests of any of them shall: (a) be subject to a nondisclosure obligation comparable in scope to Article 13, (b) follow such security and facility access procedures as are designated by KBI Biopharma, (c) be accompanied by a KBI Biopharma representative, (d) not enter areas of any KBI Biopharma facility at times when any third party's products are being manufactured to assure protection of KBI Biopharma’s or third party’s confidential information, (e) stay within the confines of  KBI Biopharma’s facilities and shall not visit  areas of the facility other than those areas necessary for the performance of the facility visit provided for herein without KBI Biopharma’s prior written permission, and (f) use good faith efforts to avoid disrupting KBI Biopharma’s operations. All information learned, observed or obtained by Client during any visit to KBI Biopharma’s facilities shall be deemed “Confidential Information” of KBI Biopharma under Article 13 unless it relates to the Services of the Proposal, regardless of whether such information is marked “Confidential” or subsequently summarized in writing.  Client warrants that it, and its subcontractors, employees, agents, representatives, and any personnel acting on behalf of Client hereunder who visit the KBI Biopharma facility: (i) are not knowingly, after reasonable diligence, debarred, under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992, as each may be amended from time to time, and (ii) will at all times comply with all safety and security regulations in effect from time to time and communicated by KBI Biopharma, and (iii) will at all times comply with Article 13 with respect to the confidentiality and use of KBI Biopharma Confidential Information.

5.3

Costs.  Client may conduct one (1) such quality assurance facility visit per calendar year at no cost to Client unless material issues arise as a result of the Services.  Additional audits will be invoiced separately on a time and materials basis at the then current rate for such services.

6.	Regulatory Inspections

6.1

General.  KBI Biopharma will promptly notify Client of any regulatory inspections directly relating to the Services, in accordance with the terms of the Quality Agreement (if applicable).  KBI Biopharma agrees to reasonably cooperate with all regulatory authorities and submit to reasonable inspections by such authorities.

6.2

Costs.    Client shall be responsible for, and shall promptly pay, all documented costs charged by a regulatory authority for inspections directly related to the Services to be provided in the Proposal. KBI Biopharma’s costs in connection with regulatory inspections will be invoiced separately on a time and materials basis at the then current rate for such services.

7.	Compensation

7.1

Fees and Invoices.  In consideration for KBI Biopharma performing the Services, Client shall pay to KBI Biopharma such amounts as described in the Price and Payment Terms section of the Proposal and as otherwise described in this Agreement.  Following payment of an initial fee as provided in Section 7.2, the remainder of the service fees will be billed by KBI Biopharma in semi-monthly invoices based on a billing schedule derived from the project schedule.  Payments are due thirty (30) days from date of invoice issuance, except as specifically provided in this Agreement.  Charges for materials will be invoiced to Client and are payable at the time that KBI Biopharma orders such materials for Client’s project.  Client agrees to pay to KBI Biopharma the cost of materials plus a 10% materials handling fee for the consumables and materials purchased and maintained by KBI Biopharma for the Services. Late payments are subject to an interest charge of one and one half percent (1½%) per month or, if less, the maximum legal interest rate per month.  Failure to bill for interest due shall not be a waiver of KBI Biopharma’s right to charge interest.  All payments are non-refundable unless KBI Biopharma breaches this Agreement.  If paid by wire transfer, any applicable wire transfer fees must be included in the payment issued to KBI Biopharma.  Client shall be responsible for, and shall promptly pay to KBI Biopharma upon demand, all costs and expenses (including without limitation reasonable attorneys fees and court costs) incurred by KBI Biopharma in connection with the collection of payments due under this Agreement.  Unless within thirty (30) days of the date of invoice, Client has advised KBI Biopharma in good faith and in writing the specific basis for disputing an invoice, Client’s failure to promptly pay an invoice may, at KBI Biopharma’s election, and notwithstanding the provisions of Section 25.3, constitute a material breach of this Agreement.

7.2

Start-up Payment.  For the initial Proposal set forth as Attachment One, initial fees to account for facilities preparation costs and resource allocation commitments with respect to Client’s project(s), as agreed by the Parties, are set forth in Section 7.1 of the Proposal.  The initial fees agreed upon therein shall be applied on a pro-rata basis to cover one third of the service fees of each project invoice, until the initial fees have been fully applied.  For any subsequent Proposals for additional Services that the Parties may mutually agree upon pursuant to Section 1.2 of this Agreement, KBI Biopharma and Client will agree on any up-front initial fees and the application of such fees in each such Proposal.  Initial fees, as agreed in a Proposal, are due upon execution of the applicable Proposal, whichever occurs later.  Upon termination of a Proposal or this Agreement, any remaining portion of the initial fee shall be applied to any outstanding amounts due from Client under the applicable Proposal.  Unless otherwise provided in this Agreement or the applicable Proposal, initial fees are non-creditable, non-transferable to apply to any Services other than under the applicable Proposal.

7.3

Client Delays.  KBI Biopharma allocates resources to the Services that may be difficult or impractical to reallocate to other programs in the event of a delay attributable to Client’s failure to comply with its obligations under this Agreement, Client’s written request for delay, or scientific or technical issues related to Client’s Product which are outside of KBI Biopharma’s control.  In recognition of this, Client and KBI Biopharma will agree in each Proposal to provisions regarding liquidated damage payments as a result of such a delay.  Where the Services include manufacturing Services, each Proposal shall contain provisions regarding reservation fees for manufacturing slots and/or liquidated damages in the event that Client cancels or postpones a manufacturing run for any reason other than a material breach of this Agreement by KBI Biopharma, or in the event that a manufacturing run is cancelled or postponed for scientific or technical issues related to Client’s Product which are outside of KBI Biopharma’s control.

7.4

Taxes.  Any federal, state, county or municipal sales or use tax, excise tax, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against KBI Biopharma’s income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold or Services performed pursuant to this Agreement, and all government license filing fees and, if applicable, Prescription API User (PDUFA) annual establishment fees with respect to all Products and Services shall be paid by Client.

8.	Change Orders

8.1

Change Orders.  The budget for the Services specified in the Proposal and the estimated timelines specified therein are subject to a number of assumptions set forth in the Proposal.  The assumptions relate to the design and objectives of the Proposal, timing, , if any, and other matters relating to the completion of the Services as may be set forth in the Proposal (“Proposal Assumptions”).  KBI Biopharma also assumes that Client will cooperate and fully perform its obligations under this Agreement and the Proposal in a timely manner, that no event outside of KBI Biopharma’s control will occur (including without limitation a Force Majeure Event), and that there are no changes to any applicable laws, rules or regulations relating to the performance of the Services (the foregoing assumptions together with the Proposal Assumptions, collectively, the “Assumptions”).  In the event of a failure of any of the Assumptions, the objectives of the Proposal cannot be achieved based on the Assumptions, or Client requests a change to the Proposal, then the scope of services to be performed, shall be amended as provided in this Article 8 (a “Modification”).  Modifications shall also arise in the event (i) Client revises KBI Biopharma’s responsibilities, the specifications, the Proposal instructions, procedures, Assumptions, processes, test protocols, test methods, or analytical requirements; (ii) Client’s requirements or any Client provided information is inaccurate or incomplete; or (iii) other reasons identified in the Proposal.

8.2

Change Order Process.  In the event a Modification is requested by Client or by KBI Biopharma,  KBI Biopharma shall provide Client with a change order containing an estimate of the required Modifications to the budget, activities and/or duration specified in the Proposal (“Change Order”).  Client and KBI Biopharma shall negotiate in good faith for a period of ten (10) business days following receipt of such Change Order by Client (the “Change Order Negotiation Period”) to agree on a Change Order that is mutually acceptable.  If practicable, and agreed to by Client, KBI Biopharma shall continue work on the Services during any such negotiations, but shall have no obligation to commence work with respect to any Change Order unless authorized in writing by Client.  In the event the Parties are unable to agree upon such Change Order within the Change Order Negotiation Period, either party may elect to terminate this Agreement, or if reasonably possible and acceptable to Client, to perform the Services without regard to the unresolved Change Order; provided, however, that the estimated timelines shall be adjusted to reflect any delay during the Change Order Negotiation Period.  In the event that this Agreement is so terminated, the provisions with respect to the effect of termination set forth in Section 25.5 shall apply.  Any disputes arising from this Section 8.2 shall be resolved in accordance with the dispute resolution procedures set forth in Article 23.

8.3

Regulatory Changes.  Notwithstanding the foregoing, with respect to any changes or modifications to the Proposal, Services or Product specifications dictated by the FDA or other applicable law or authority, Client shall be responsible for the costs of making such changes (including without limitation capital costs), validating the manufacturing process after any such change is made, and any increases in the cost of manufacturing the Product or provision of Services as a result of such change.  With respect to any such changes dictated by the FDA or other applicable law or authority, the Parties will promptly meet to discuss the actions necessary to comply with such changes and the costs associated therewith.  If, after reasonable efforts, the Parties are unable to agree on such changes (including the costs payable by Client pursuant to this Section 8.3), or if KBI Biopharma is unable to comply with such changes or modifications through the exercise of commercially reasonable efforts, either party may, in its sole discretion, terminate the Proposal upon written notice to the other party.

8.4

Non-Material Changes. Notwithstanding the foregoing, Client acknowledges, however, that KBI Biopharma is given flexibility to conduct the Services, although not expressly stated in the Proposal, at the time and in the manner that KBI Biopharma deems reasonably necessary to fulfill its obligations under this Agreement.  Such flexibility includes the right to make non-Material Changes to the Services and the Proposal, provided that KBI Biopharma implements all such changes only (a) in accordance with KBI Biopharma’s written standard operating procedures governing change control and (b) after confirming that such change does not affect either the related Product specifications if such specifications and requirements are fixed in writing by the Parties.  As used herein, "Material Change" is defined as any variation, alteration or modification of activities, materials, or methods provided in the Proposal that (i) impacts the regulatory commitments or filings for the Product, (ii) affects the quality, purity, identity or strength of the Product, or (iii) materially increases the cost of manufacturing the Product.

9.	Shipment

9.1

General.  Unless otherwise agreed in writing by the Parties, all Deliverables, products, raw materials, samples components or other materials provided hereunder by KBI Biopharma shall be made available for shipment  Ex Works (INCOTERMS 2010) KBI Biopharma’s facilities. For purposes of clarification, Ex Works means that carriage of goods shall be arranged by Client, and the cost of such carriage and risk of loss shall transfer to Client when the goods have been made available for shipment at KBI Biopharma’s facilities. KBI Biopharma shall package for shipment such product, raw materials, samples, components or other materials at Client’s expense (including insurance) and in accordance with Client’s complete written and reasonable instructions.

9.2

Shipping Charges.  Client shall pay to KBI Biopharma, in addition to actual shipping costs, a handling fee of either (i) One Hundred Dollars ($100) for each standard shipment, or (ii) One Thousand Dollars ($1,000) for each expedited shipment (i.e., shipment made available in less than forty-eight (48) hours from request by Client).

10.	Notices

Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified or registered mail, postage prepaid with return receipt requested, or by nationally recognized overnight courier, postage prepaid with return receipt requested, or by confirmed facsimile (with printed confirmation of receipt), to the other Party at the following address:

If to Client:

Xencor, Inc.

111 W. Lemon Avenue, 2nd Floor

Monrovia, CA 91016

Attention: John Kuch, Vice President, Finance

With a copy to the General Counsel, at the same address

If to KBI Biopharma:

KBI Biopharma, Inc.

1101 Hamlin Road

Durham, North Carolina 27704

Attention: Jim Chopas, Vice President Finance

with a copy to the Vice President and General Counsel, at the same address.

Each notice shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

11.	Limitations of Liability

Notwithstanding anything herein to the contrary, KBI Biopharma’s total liability for any loss, including without limitation Losses indemnifiable pursuant to Article 15, suffered by Client resulting from this Agreement, or any other liability of any nature except for liability for death or personal injury arising as a result of KBI Biopharma’s negligence or willful acts,, shall be limited to the payment of damages which shall not exceed the price for Services paid by Client to KBI Biopharma under the Proposal.

Except as expressly provided in this AgReement, NEITHER PARTY Shall BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION, LOST PROFITS), EXEMPLARY OR SPECIAL DAMAGES OF ANY TYPE, ARISING IN CONNECTION WITH THIS AGREEMENT, THE PROPOSAL, THE QUALITY AGREEMENT OR ANY ATTACHMENTS OR DOCUMENTS RELATED THERETO, WHETHER OR NOT FORESEEABLE AND WHETHER SUCH DAMAGES ARISE IN TORT, CONTRACT, EQUITY, STRICT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.	Warranties

12.1	Warranties of KBI Biopharma.

12.1.1    As of the Effective Date, KBI Biopharma represents and warrants to Client that it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of KBI Biopharma.  Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by KBI Biopharma with the provisions hereof, shall conflict with any obligations or agreements of KBI Biopharma to any person, contractual or otherwise.

12.1.2    KBI Biopharma warrants to Client that it will render the Services with due care, consistent with industry standards for work of a similar nature and that, to the best of KBI Biopharma’s knowledge performance of the Services using KBI Biopharma’s intellectual property will not violate or infringe upon the on the patents, trademarks, service marks, copyrights, or intellectual property of any nature of any third party .

12.1.3  KBI Biopharma represents to Client that it is not debarred, and warrants to Client that it will not knowingly, after reasonable diligence use in any capacity the services of any person debarred, under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992, as each may be amended from time to time.

12.1.4  EXCEPT AS EXPRESSLY WARRANTED IN THIS SECTION 12.1, KBI BIOPHARMA MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE SERVICES OR PRODUCT, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR NONINFRINGEMENT.  KBI BIOPHARMA MAKES NO WARRANTIES THAT THE EXECUTION OF THE SERVICES WILL RESULT IN ANY SPECIFIC QUANTITY OR AMOUNT OF PRODUCT.

12.1.5    KBI Biopharma has entered into certain covenants as provided in this Agreement with respect to the performance of the Services and has warranted, in Section 12.1.2, that the Services will be rendered with due care; however, no predetermined results are assured.  Client understands and agrees that the Services are experimental in nature, that biopharmaceutical process development is subject to certain inherent risks, and as such nothing in this Agreement shall be construed as a guarantee or warranty by KBI Biopharma that the Services, the Products, the Deliverables, or the materials, data, information of other results produced in connection therewith, will meet or otherwise satisfy any of the objectives, goals or targets stated in the Proposal.  Client hereby acknowledges and agrees that there is absolutely no guarantee:

(i)that the results of the Services will be successful in any way or will be commercially exploitable, profitable or approved by any regulatory authority;

(ii)that the Product, or any product, resulting from the Services will fulfill certain specifications or certain yields; or

(iii)the Products, the Services and/or the results of the Services will satisfy the requirements of any regulatory agencies at the time of submission of such results to such agencies.

12.1.6  Client’s sole and exclusive remedy and KBI Biopharma’s sole and exclusive obligation under the warranties provided in this Agreement shall be the remedy provided in Section 3.4.

12.2	Warranties of Client.

12.2.1    As of the Effective Date, Client represents and warrants to KBI Biopharma that it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Client.  Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by Client with the provisions hereof, shall conflict with any obligations or agreements of Client to any person, contractual or otherwise.

12.2.2    Client represents and warrants to KBI Biopharma that it holds legal title to, or is fully entitled to provide, the materials, methods, plans, processes and other intellectual property necessary to conduct the Services and that to the best of Client’s knowledge, KBI Biopharma’s performance of the Services will not violate or infringe on the patents, trademarks, service marks, copyrights, or intellectual property of any nature of any third party.

12.2.3    Client represents and warrants to KBI Biopharma that all materials provided by Client for use in the performance of the Services shall be free of defects and contaminants and shall be fit for use in the performance of the Services.

12.2.4    Client represents and warrants to KBI Biopharma that it will hold, use and/or dispose of Product and all materials provided by KBI Biopharma in accordance with all applicable laws, rules and regulations.

12.2.5    Client represents and warrants to KBI Biopharma that no specific safe handling instructions are applicable to any substance or material provided by Client to KBI Biopharma, except as disclosed to KBI Biopharma in writing in sufficient time for review and training by KBI Biopharma prior to delivery of any such substance or material to KBI Biopharma.

13.	Confidentiality

13.1

Confidential Information.  During the Term and for a period of five (5) years thereafter, each Party shall maintain in confidence all information and materials of the other Party disclosed or provided to it (the “Recipient”) by the other Party (the “Disclosing Party”) including the terms and conditions (but not the existence) of this Agreement.  Confidential information shall be identified as confidential in writing or, if disclosed verbally or by observation, summarized in writing and submitted to Recipient within thirty (30) days of the oral or visual disclosure thereof  (together with all embodiments thereof, the “Confidential Information”); provided, however, (a) information need not be labeled or marked “confidential” to be deemed Confidential Information hereunder, if under the circumstances it is, or should be, understood to be confidential; and (b) in accordance with Section 5.2, information not related to the Services or Proposal which is learned, observed or obtained by Client during any visit to KBI Biopharma’s facilities shall be deemed “Confidential Information” of KBI Biopharma hereunder, regardless of whether such information is marked “confidential” or subsequently summarized in writing.

13.2

Exceptions.  Notwithstanding the foregoing, Confidential Information shall not include that portion of information or materials that the Recipient can demonstrate by contemporaneous written records was:

(i)

known to the general public at the time of its disclosure to the Recipient, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient in violation of this Agreement;

(ii)

disclosed to the Recipient on an unrestricted basis from a source unrelated to the Disclosing Party and not known by the Recipient to be under a duty of confidentiality to the Disclosing Party, as evidenced by competent written proof; or

(iii)

independently developed by the Recipient, or known by the Recipient prior the date of disclosure by the Recipient, without the use of Confidential Information of the Disclosing Party, as evidenced by competent written proof.

13.3

Additional Protections. Each Party shall take all reasonable steps to maintain the confidentiality of the Confidential Information of the other Party, which steps shall be no less protective than those that such Party takes to protect its own information and materials of a similar nature, but in no event less than a reasonable degree of care.  Neither Party shall use or permit the use of any Confidential Information of the other Party except for the purposes of carrying out its obligations or exercising its rights under this Agreement.  All Confidential Information of a Party, including all copies and derivations thereof, is and shall remain the sole and exclusive property of the Disclosing Party and subject to the restrictions provided for herein.  Neither Party shall disclose any Confidential Information of the other Party other than to those of its directors, officers, employees, licensors, independent contractors, assignees, agents and external advisors directly concerned with the carrying out of this Agreement, on a strictly applied “need to know” basis, provided that any such disclosure is made subject to obligations of confidentiality no less stringent than the obligations provided herein.

13.4

Permitted Disclosures.  The obligations set forth in this Article 13 shall not apply to the extent that Recipient is required to disclose information by law, judicial order by a court of competent jurisdiction, or the rules of a securities exchange or requirement of a governmental agency for purposes of obtaining approval to test or market Product, or disclosures of information to a patent office for the purposes of filing a patent application as permitted in this Agreement; provided, however, that the Recipient shall provide prior written notice thereof to the Disclosing Party and sufficient opportunity for the Disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefore.  Any disclosure permitted pursuant to this Section 13.4 shall not be considered an exception under Section 13.2.

13.5

Injunctive Relief.  The Parties acknowledge that either Party’s breach of this Article 13 may cause the other Party irreparable injury for which it may not have an adequate remedy at law.  In the event of a breach, the non-breaching Party shall be entitled to seek injunctive relief in addition to any other remedies it may have at law or in equity, in accordance with Article 23 notwithstanding any other damage limitations in this Agreement.

14.	Inventions

14.1

Inventions.  KBI Biopharma hereby assigns and  at no cost, to Client any all data, ideas, information, formulations, developments, and inventions that are Product improvements, or improvements to Client Materials discovered by KBI Biopharma employees as a result of performing the Services under this Agreement, including Work Output and process inventions that are not Process Inventions (as defined below) (“Product Invention”); and will take such further actions and execute such documents to evidence such assignment provided Client requests such assignment, in writing, within one (1) year of notification of such Product Invention. Notwithstanding the foregoing, KBI Biopharma shall retain all rights to any data, ideas, information, developments, inventions, or know-how relating to general manufacturing and analytical methods and processes developed, conceived or reduced to practice in connection with the Services which can be generally applied to the production of biologics other than the Product (“Process Invention”). If Client requests and at Client’s expense, KBI Biopharma will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain letters of patent of the US or of any foreign country with respect to the Product Invention and Client shall compensate KBI Biopharma for the time devoted to such activities and reimburse it for expenses incurred. For Product Inventions assigned pursuant to this section, Client shall provide KBI Biopharma a royalty-free license to use such Product Inventions to the extent necessary to perform the Services.

14.2

Process Inventions.  For Process Inventions, KBI Biopharma grants to Client a perpetual, world-wide, royalty-free, non-exclusive, fully paid, irrevocable license for Client to use such Process Inventions, including KBI Biopharma Process Technology to manufacture or have manufactured the Product or derivations of such Product.  If KBI Biopharma requests, and at KBI Biopharma’s expense, Client will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain letters of patent of the US or of any foreign country with respect to the Process Inventions and KBI Biopharma shall compensate Client for the time devoted to such activities and reimburse it for expenses incurred.

14.3

Client Materials.  All Client Materials that KBI Biopharma may have access to in order to perform the Services shall be owned exclusively by the Client.  Nothing in this Agreement shall be deemed to grant any rights to KBI Biopharma in any Client Materials, other than the right for KBI Biopharma to use such Client Materials to solely perform the Services.  For the purposes hereof, “Client Materials” means all Client proprietary materials and information, intellectual property and developments, including without limitation, all patents, patent applications, know-how, inventions, designs, concepts, technical information, manuals, or instructions which, as of the Effective Date, are owned, licensed or controlled by Client relating to the development, formulation, manufacture, processing, packaging, analysis or testing of the Product.  In the event that Client loses or forfeits its rights in such proprietary Client Materials during the Term of this Agreement for any reason, Client shall provide notice of same to KBI Biopharma immediately and the applicable Proposal shall be subject to immediate termination by KBI Biopharma at that time, subject to Section 25.2.

14.4

KBI Biopharma Process Technology. Client acknowledges that KBI Biopharma, and KBI Biopharma’s personnel, possess and continuously update proprietary inventions, tools, templates, models, methodologies, processes, know-how, trade secrets, improvements, and other intellectual properties and other assets (including but not limited, to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, related to the development and commercialization of biopharmaceuticals, as well as other areas, which have been independently developed by KBI Biopharma and its personnel), certain of which may be used, improved, modified or developed by KBI Biopharma in the course of rendering the Services (collectively, “KBI Biopharma Process Technology”).  KBI Biopharma, and KBI Biopharma’s personnel, shall retain exclusive right, title and interest in and to all KBI Biopharma Process Technology and improvements thereto, subject to the license granted in Section 14.2 above.

15.	Indemnification

15.1

Indemnification by KBI Biopharma KBI Biopharma will indemnify, defend and hold harmless Client and its  shareholders, directors, officers, employees and agents (each, a “Client Indemnitee”) from and against all costs, losses, expenses (including reasonable attorneys' fees) and direct damages (collectively, “Losses”) resulting from all lawsuits, claims, demands, actions and other proceedings by or on behalf of any third party (collectively “Claims”) to the extent arising out of or resulting from: (i) KBI Biopharma’s material breach of any covenant, obligation or warranty, or a failure of any material representation made hereunder by KBI Biopharma; or (ii) KBI Biopharma’s gross negligence or intentional misconduct, except in each case to the extent such Claims or Losses arise from  negligence or intentional misconduct on the part of a Client Indemnitee or a breach of this Agreement by Client.

15.2

Indemnification by Client.  Client will indemnify, defend and hold harmless KBI Biopharma and its  shareholders, directors, officers, employees and agents (each, a “KBI Biopharma Indemnitee”) from and against all Losses resulting from all Claims to the extent arising out of or resulting from: (i) Client’s material breach of any covenant, obligation, or warranty, or a failure of any material representation made hereunder by Client; (ii) the development (including the conduct of clinical trials in humans), handling, manufacturing, testing, storage, transportation, disposal, marketing, commercialization  (including any recalls, field corrections or market withdrawals), distribution, promotion, sale or use of the Product or results or performance of the Services (including without limitation as a result of any illness, injury or death to persons, including  employees, agents or contractors of Client or damage to property), subject to Section 15.1 above; (iii) Client’s gross negligence or intentional misconduct; (iv) the infringement or alleged infringement as a result of, or arising from, the scope of the Services (or execution thereof), the Client Materials or the Product on the intellectual property rights of a third party (unless such infringement or alleged infringement arises from methods, processes or protocols in the sole control  of (as between Client or KBI Biopharma) or otherwise elected to be used in the Services by KBI Biopharma), except in each case to the extent such Claims or Losses arise from  negligence or intentional misconduct on the part of a KBI Biopharma Indemnitee or a breach of this Agreement by KBI Biopharma.

15.3	Indemnification Procedure. If any Claim covered by Article 15 is brought:

15.3.1    the indemnified Party shall promptly notify the indemnifying Party in writing of such Claim, provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure or delay;

15.3.2  the indemnifying Party shall assume, at its cost and expense, the sole defense of such Claim through counsel selected by the indemnifying Party and reasonably acceptable to the other Party, except that those indemnified may at their option and expense select and be represented by separate counsel;

15.3.3  the indemnifying Party shall maintain control of such defense and/or the settlement of such Claim;

15.3.4  the indemnified Party may, at its option and expense, participate in such defense, and if it so participates, the indemnifying Party and the indemnified Party shall cooperate with one another in such defense;

15.3.5  the indemnifying Party will have authority to consent to the entry of any settlement or otherwise to dispose of such Claim (provided and only to the extent that an indemnified Party does not have to admit liability and such judgment does not involve equitable relief), and an indemnified Party may not consent to the entry of any judgment, enter into any settlement or otherwise to dispose of such Claim without the prior written consent of the indemnifying Party (not to be unreasonably withheld or delayed); and

15.3.6  the indemnifying Party shall pay the full amount of any judgment, award or settlement with respect to such Claim and all other costs, fees and expenses related to the resolution thereof; provided, however, that such other costs, fees and expenses have been incurred or agreed, as the case may be, by the indemnifying Party in its defense or settlement of the Claim.

16.	Force Majeure

Except for each Party’s payment, confidentiality and indemnity obligations, the obligations of either Party under this Agreement shall be excused during each period of delay caused by matters such as acts of God, strikes, supplier delays, shortages of raw materials, power failure, government orders, sufferance of or voluntary compliance with acts of government or governmental regulation (including without limitation, acts of the FDA or an applicable foreign equivalent), or acts of war or terrorism, which are reasonably beyond the control of the Party obligated to perform (each, a “Force Majeure Event”).  A Force Majeure Event shall not include a lack of funds, bankruptcy or other financial cause or disadvantage.  Nothing contained in this Agreement shall affect either Party’s ability or discretion regarding any strike or other employee dispute or disturbance and all such strikes, disputes or disturbances shall be deemed to be beyond the control of such Party.  A Force Majeure Event shall be deemed to continue only so long as the affected Party shall be using its commercially reasonable effort to overcome such condition.  If either Party shall be affected by a Force Majeure Event, such Party shall give the other Party prompt notice thereof, which notice shall contain the affected Party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such Force Majeure Event. Any delay, or invalidity in the results delivered, in the performance of the Services occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the Parties shall be suspended during the period of delay so occasioned.  During any period of any Force Majeure Event, the Party that is not directly affected by such Force Majeure Event may take any reasonable action necessary to mitigate the effects of such Force Majeure Event.  If any part of the Services is invalid as a result of such disability, KBI Biopharma will, upon written request from Client, but at Client’s sole cost and expense, repeat that part of the Services affected by the Force Majeure Event.

17.	Insurance

17.1

KBI Biopharma Insurance.  KBI Biopharma shall secure and maintain in full force and effect throughout the Term policies of insurance for (a) workers’ compensation in accordance with applicable statutory requirements, employer’s liability in an amount not less than $1,000,000, and automobile liability in an amount not less than $1,000,000, (b) commercial general liability in an amount not less than $2,000,000 per occurrence and $2,000,000 in the aggregate, and (c) products liability in an amount not less than $2,000,000 per occurrence and $2,000,000 in the aggregate.

17.2

Client Insurance.  Client shall secure and maintain in full force and effect throughout the Term, and for a period of three (3) years after completion of any clinical trials in which any Product provided under this Agreement is used, policies of insurance for (a) workers’ compensation in accordance with applicable statutory requirements, employer’s liability in an amount not less than $1,000,000, and automobile liability in an amount not less than $1,000,000, (b) primary and noncontributory commercial general liability in an amount not less than $2,000,000 per occurrence and $2,000,000 in the aggregate, (c) primary and noncontributory products/completed operations liability in an amount not less than $5,000,000 per occurrence and $5,000,000 in the aggregate, and (d) primary and noncontributory umbrella liability in an amount not less than $5,000,000 per occurrence and $5,000,000 in the aggregate.  KBI Biopharma shall be added as an additional insured on each policy herein, except the worker’s compensation policy, and each such policy shall require that KBI Biopharma be provided not less than thirty (30) days notice prior to its cancellation.  Client shall provide a waiver of subrogation in favor of KBI Biopharma with respect to each policy above.

18.	Independent Contractor; Non-Solicitation

18.1

Independent Contractor.  KBI Biopharma shall perform the Services as an independent contractor of the Client. The relationship between the Parties shall not constitute a partnership, joint venture or agency nor constitute either Party as the agent, employee or legal representative of the other.  The Parties agree that neither shall have power or right to bind or obligate the other, nor shall either hold itself out as having such authority.

18.2

Non-Solicitation.  During the Term of this Agreement and for one (1) year thereafter, each Party agrees not to directly or indirectly solicit to hire or hire (in any capacity) any person who is an employee, contractor, consultant or representative of the other Party; provided that newspaper, internet or other advertisements to fill job openings shall not be deemed to be “solicitation” hereunder. Any exceptions to this provision must be in writing and signed by each Party and, for each person that is hired in such manner, the hiring Party shall compensate the other Party at the rate of 30% of such person’s annualized base salary.

19.	Publicity

The Parties may agree in writing to issue press releases or public disclosures describing the general nature of the Services provided hereunder.  The use of the name, trademark, logo, or other identifying materials of either Party or its employees in any publicity, advertising or promotional material shall require the other Party’s express prior written consent.

20.	Use of Intellectual Property Rights

Except as expressly stated in this Agreement, no intellectual property rights of any kind or nature are conveyed by this Agreement and neither Party shall have any right, title or interest in or to the other Party's intellectual property rights for any purpose whatsoever without such other Party's prior written consent.

21.	Entire Agreement, Amendment, Construction, Precedence

This Agreement, any Proposal, and any applicable Quality Agreement constitute the entire agreement between the Parties and supersede all prior and contemporaneous negotiations, representations, commitments, agreements and understandings between the Parties (whether written or oral) relating to the subject matter hereof.  This Agreement may not be amended or modified without the mutual written consent of both Parties. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.  In the event of any conflict among the components of this Agreement, the following order of precedence shall apply: (i) the terms and conditions of the Agreement, (ii) the Quality Agreement (if existing), and (iii) the Proposal.  If Client chooses to issue a purchase order for the delivery of the Services or any component thereof, such purchase order should reference this Agreement and shall be issued solely for the convenience of Client and to provide subject matter description; however, any legal terms and conditions contained therein shall be of no effect.

22.	Choice of Law

This Agreement shall be construed and enforced in accordance with the laws of and in the venue of the State of North Carolina, without regard to its, or any other jurisdiction’s, rules regarding conflicts or choice of laws.    The Parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended.

23.	Dispute Resolution

23.1

Initial Attempts to Resolve Disputes.  If a dispute arises between the Parties in connection with this Agreement, the respective presidents or senior executives of KBI Biopharma and Client shall first meet as promptly as practicable and attempt to resolve in good faith such dispute.  If such parties cannot resolve the dispute within thirty (30) days after written notice given by one Party to the other specifically invoking this stage in the dispute resolution procedure, either Party may by written notice to the other commence the arbitration process set forth in Section 23.2 below.

23.2

Arbitration.  If a dispute has not been resolved by negotiation as provided in Section 23.1 above, then, except as otherwise provided in this Section 23.2, the dispute will be finally settled by binding arbitration in accordance with the Commercial Arbitration Rules of the AAA then in effect, by three (3) arbitrators, one of whom will be designated by each Party and the third of whom will be designated by the two so designated.  The arbitration shall be conducted in English and held in Durham, North Carolina for an arbitration initiated by Client or in Los Angeles, California for an arbitration initiated by KBI Biopharma.  The arbitrators will render their award in writing and, unless all Parties agree otherwise, will include an explanation in reasonable detail of the reasons for their award.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The Parties expressly waive any putative right they may otherwise have to seek an award arising out of any dispute hereunder of punitive damages or any other damages limited or excluded by this Agreement.  The arbitrator will have the authority to grant injunctive relief and other specific performance.  The arbitrator will, in rendering its decision, apply the substantive law of the State of North Carolina, without regard to its conflict of laws provisions.  The decision and/or award rendered by the arbitrator will be final and non-appealable (except for an alleged act of corruption or fraud on the part of the arbitrator).

23.3

Expenses.  All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration will be borne equally by the Parties unless the Parties agree otherwise or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between the Parties.  Each of the Parties will bear its own counsel fees and the expenses of its witnesses except (i) to the extent otherwise provided in this Agreement or by applicable law or (ii) to the extent the arbitrators in their discretion determine for any reason to allocate such fees and expenses among the Parties in a different manner.  Any attorney or retired judge who serves as an arbitrator will be compensated at a rate equal to his or her current regular hourly billing rate unless otherwise mutually agreed upon by the Parties and the arbitrator.

23.4

Interlocutory Relief.    Compliance with this Article 23 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this Article 23 will prevent a Party from seeking interlocutory relief in the courts of appropriate jurisdiction provided in Article 22, pending the arbitrator’s determination of the merits of the controversy, if applicable to protect the Confidential Information, property or other rights of that Party.

24.	Assignment and Delegation

24.1

Assignment.  This Agreement between the Parties shall not be assigned in whole or in part by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, either Party may assign this Agreement in its entirety without the other Party’s consent, upon written notice to the other Party, as part of:  (a) the sale of all or substantially all of the assets or the entire business to which this Agreement relates, or (b) a merger, consolidation, reorganization or other combination with or into another person or entity, in each case, pursuant to which the surviving entity or assignee assumes in writing the assigning or merging Party’s obligations hereunder. Any attempt to assign, or purported assignment of, this Agreement in contravention to this Section 24.1 shall be void ab initio and of no effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

24.2

Delegation.  Neither Party may delegate any performance under this Agreement; however, performance of the Services hereunder may be delegated or subcontracted by KBI Biopharma with the written consent of Client and provided KBI Biopharma shall remain responsible for performance of the Services and liable for all obligations under this Agreement.

25.	Term and Termination

25.1

Term.  The term of this Agreement (the “Term”) shall be from the Effective Date until the third anniversary thereof, unless extended or earlier terminated as provided herein. If the Services have not been completed at the end of the initial term, the Term will thereafter be extended for successive one year periods until the Services have been completed.  Additionally, the Agreement may be terminated sooner as provided in Section 25.2 or 25.3, or the Term may be extended by written agreement of the Parties.

25.2

Termination without Breach.  Client may terminate this Agreement or a Proposal prior to completion of the Proposal by providing sixty (60) days written notice to KBI Biopharma, subject to the conditions of this Section 25.2.  Upon receipt of such notice of termination, KBI Biopharma will promptly scale down the affected portion of the Proposal and use reasonable commercial efforts to avoid (or minimize, where non-cancellable) additional expenses.  It is understood between the Parties that KBI Biopharma will incur substantial costs for reservations of resources and planning in order to undertake the provision of Services.  Therefore, in the event that this Agreement or a Proposal is terminated for any reason other than (i) by Client for KBI Biopharma’s material breach in accordance with Section 25.3 or (ii) by Client in accordance with Section 25.4, Client shall pay KBI Biopharma upon receipt of invoice all of its costs for Services performed and expenses incurred or irrevocably obligated related to the Proposal and wind down of activities, plus, as liquidated damages and not as a penalty, an amount equal to the greater of (a) twenty percent (20%) of the cost of the Services not yet performed as of the effective date of termination for any Proposal terminated under this Section 25.2; or (b) the amounts due pursuant to Section 7.3 for cancellation of any manufacturing runs scheduled within 180 days of the termination.  Such costs and liquidated damages will be deducted first from any payments previously made but not otherwise spent under the Agreement, provided further that after such costs and liquidated damages are deducted any unspent funds shall be returned to Client.

25.3

Termination for Breach.  In the event of a material breach of this Agreement by a Party that is not cured within thirty (30) days of written notice of such breach by the non-breaching Party, the non-breaching Party may terminate this Agreement or a Proposal immediately upon written notice.  Upon such termination, KBI Biopharma will promptly scale down the affected portion of the Proposal and use its reasonable commercial efforts to avoid (or minimize, where non-cancellable) additional expenses.  It is understood between the Parties that KBI Biopharma will incur substantial costs for reservations of resources and planning in order to undertake the provision of Services.  Therefore, in the event of termination under this Section 25.3 by KBI Biopharma, Client shall pay KBI Biopharma upon receipt of invoice all of its costs incurred or irrevocably obligated related to the Proposal and wind down of activities, plus, as liquidated damages and not as a penalty, an amount equal to any funds previously paid but not spent under the Proposal.  In the event KBI Biopharma is able to resell to any third party the processing capacity that would have otherwise been used to perform the Services, KBI Biopharma and Client shall negotiate in good faith a reasonable refund to Client, with consideration of the costs and expenses incurred by KBI Biopharma in reselling the capacity and providing services to third parties.

25.4

Bankruptcy.  This Agreement may be terminated upon written notice by a Party in the event: (i) the other Party voluntarily enters into bankruptcy proceedings; (ii) the other Party makes an assignment for the benefit of creditors; (iii) a petition is filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief of debtors or similar law analogous in purpose or effect, which petition is not stayed or dismissed within thirty (30) days of filing thereof; or (iv) the other Party enters into liquidation or dissolution proceedings or a receiver is appointed with respect to any assets of the other Party, which appointment is not vacated within one hundred and twenty (120) days.  Notwithstanding the foregoing, all rights and licenses granted under or pursuant to this Agreement by KBI Biopharma to are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the US. Bankruptcy Code.  KBI Biopharma agrees that Client, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  Without limiting the foregoing, the Parties further agree that if a bankruptcy proceeding is commenced by or against KBI Biopharma then, in the event it rejects this Agreement pursuant to Section 365 of the U.S. Bankruptcy Code or otherwise applicable law and  Client elects to retain its rights hereunder pursuant to Section 365(n) of the U.S. Bankruptcy Code or otherwise applicable law, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property.  The Parties further agree, without limiting the foregoing, that unless and until KBI Biopharma rejects this Agreement pursuant to applicable law, KBI Biopharma shall perform all of its obligations hereunder or immediately provide to Client a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in Client’s possession,

25.5

Effects of Termination. Upon termination of this Agreement for any reason, each Party shall, as soon as practicable, but in any event within ten (10) business days of the effective date of termination, return to the other all Confidential Information which it possesses that belongs to the other Party, except that each may retain a copy in its law department for record keeping purposes.  Upon termination of this Agreement, KBI Biopharma will furnish to Client a complete inventory of all work in progress and an inventory of all Product processed pursuant to the Proposal. Upon termination of this Agreement, neither Party shall use or exploit in any manner whatsoever any intellectual property rights or Confidential Information of the other Party, excepted as may be specifically provided in this Agreement. Notwithstanding the foregoing, any rights or licenses granted under Article 14 for any Proposal that is substantially completed shall remain in full force and effect provided Client has pays  all amount due under such Proposal for work completed.  With respect to the liquidated damages set forth in Section 25.2 and Section 25.3, the Parties acknowledge and agree that (i) actual damages would be difficult or impracticable to ascertain, (ii) the amounts set forth in Section 25.2 or Section 25.3, as applicable, represent the Parties reasonable estimate of such damages, and (iii) the amounts set forth in this Section 25.2 or Section 25.3, as applicable, are not unreasonable under the circumstances existing at the time this Agreement was entered.  In the event of a termination for any reason other than a material breach by Client, KBI Biopharma shall assist in the transfer of all necessary, intellectual property, methods, processes, documentation and other information necessary to allow Client to utilize the work product arising from the Services, including the licenses granted hereunder, at the reasonable expense of Client.

26.	Survival

Articles 4, 10, 11, 13, 14, 15, 19, 20, 21, 22, 23, 26, and Sections 7.4, 12.2.4, 17.2, 25.2, 25.3 and 25.5 hereof shall survive termination or expiration of this Agreement.  Expiration or termination shall not extinguish the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement or payments due or earned under this Agreement.

27.	Severability

In the event that any one or more of the provisions of this Agreement should be held for any reason by any court or authority having final jurisdiction over this Agreement, or over any of the Parties to this Agreement, to be invalid, illegal, or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the Parties, and if not reformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

28.	Waiver and Remedies

The delay or waiver (or single or partial exercise) by either Party hereto of any right, power, or privilege hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right, power, or privilege hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.  Any such waiver must be made in writing.  Except as may otherwise be specifically set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or equity.  No Party shall have any right of set off with respect to amounts it has an obligation to pay hereunder.  No provision of this Agreement shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Agreement or otherwise give rise to any cause of action in any person not a Party hereto.

29.	Counterparts

This Agreement, the Quality Agreement(s), the Proposal and any other attachment may be executed in counterparts, each of which will be deemed an original but all of which together will constitute a single instrument. A facsimile or electronic transmission of the above referenced documents, or a counterpart, shall be legal and binding on the Parties.

30.	Headings

All article and section titles or headings contained in this Agreement, the Quality Agreement and the Proposal are for convenience only, will not be deemed a part hereof or thereof, and will not affect the meaning or interpretation of this Agreement.

[Signature Page Follows.]

In Witness Whereof, the Parties by their authorized representatives execute this Agreement as of the Effective Date.

KBI BIOPHARMA, INC.	XENCOR, INC.

By:	By:

Name:	Name:

Title:	Title:

Attachment One:  Proposal